                                (Late Trading)

                        SHAREHOLDER SERVICING AGREEMENT

     THIS AGREEMENT ("Agreement") is made as of _________________, between _________________ ("Organization") and the registered investment company ("Fund Company"), on its own behalf and on behalf of each of the series or classes of shares, if any, listed on Schedule I, as amended from time to time (such series or classes being referred to as the "Fund(s)").

     WHEREAS, the Fund Company wishes to have Organization perform certain recordkeeping, shareholder communication, and other services for each Fund;

     WHEREAS, Organization and the Fund Company desire to facilitate the purchase, exchange and redemptions of shares of the Funds (the "Shares"), subject to the terms and conditions of this Agreement; and

     WHEREAS, the Fund Company and Organization desire Organization to serve as the Fund Company's agent solely for purpose of receiving and transmitting orders and instructions regarding the purchase, exchange and redemption of Shares, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.   Appointment of Organization; Standards of Services . Fund Company hereby
     ---------------------------------------------------
appoints Organization, as an independent contractor, as its agent for purposes of receiving and transmitting orders and instructions regarding the purchase, exchange and redemption of Shares. Organization shall also perform the services (the "Services") specified in Schedule II hereto for the Funds and Organization accepts such appointment on the terms and conditions set forth herein.

     All services to be rendered or arranged for by the Organization hereunder shall be performed in a professional, competent and timely manner. The details of the operating standards and procedures to be followed in performance of the services described above shall be determined from time to time by agreement between the Organization and the Fund Company. The Fund Company acknowledges that the Organization's ability to perform on a timely basis certain of its obligations under this Agreement depends upon the Fund Company's timely delivery of certain materials and/or information to the Organization. The Fund Company agrees to use its reasonable efforts to provide such materials to the Organization in a timely manner.

2.   Pricing Information. Fund Company will furnish, or caused to be furnished,
     -------------------
to Organization on each business day that the Funds are open for business ("Business Day") with: (i) net asset value information as of the close of trading on the New York Stock Exchange or as at such other time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading"); and (ii) in the case of fixed-income funds, the daily accrual or interest rate factor (mil rate). The Fund Company shall provide such
information to Organization by [            ] Eastern Time ("ET") on the same
Business Day.

3.   Orders for Purchase, Redemption, or Exchange. Organization, as agent of the
     --------------------------------------------
Fund Company, shall (i) receive for acceptance as of the Close of Trading on each Business Day (the "Trade Date") orders and instructions for the purchase, redemption or exchange of Shares, and (ii) upon acceptance of any such orders and instructions, communicate such acceptance to the Fund Company and transmit to the Fund Company orders and instructions to purchase, exchange or redeem Shares. On each business day, Organization shall aggregate and calculate the net purchase and redemption amounts for such orders and communicate each such net aggregate amounts to the Fund Company prior to [______] ET on the Business Day next succeeding the

Trade Date. All communications herein shall be by facsimile or other form of written electronic transmission mutually agreeable to the parties. If provided in the applicable shareholder's account application, dividends, capital gains, and other distributions will be automatically reinvested on the distribution payment date at net asset value in accordance with each Fund's then current prospectus.

4.   Settlement.
     ----------

     (a)  Purchases. Organization will transmit the purchase price of each
          ---------
purchase order to the Fund Company in accordance with written instructions provided by the Fund Company to Organization for the applicable Fund by wire
transfer prior to [        ] ET, on the next Business Day following the Trade
Date.  Organization agrees that if it fails to (i) wire the purchase price to
the Fund Company before such [         ] ET deadline or (ii) provide the Fund
Company with a Federal Funds wire system reference number evidencing the wire
transfer of the purchase price to the Fund Company prior to such [        ] ET
deadline, it will indemnify and hold harmless the Fund Company for which such purchase order was placed from any liabilities, costs and damages either may suffer as a result of such failure. The cost associated with any delayed wire is the responsibility of Organization.

          Redemptions. The Fund Company will transmit to Organization the
          -----------
proceeds of all redemption orders placed by Organization by [          ] ET on
the Business Day immediately following the Trade Date by wire transfer on that Business Day. Should a Fund need to extend the settlement on a trade, the Fund Company will contact Organization to discuss the extension. Each wire transfer of redemption proceeds shall indicate, on the Federal Funds wire system, the amount thereof attributable to each Fund; provided, however, that if the number of entries would be too great to be transmitted through the Federal Funds wire system, the Fund Company shall, on the day the wire is sent, fax such entries to Organization or if possible, send via direct or indirect systems access.

5.   Compliance with Laws. At all times the Fund Company and Organization shall
     --------------------
comply with all laws, rules and regulations, to the extent applicable, by virtue of entering into this Agreement or otherwise.

6.   Representations with Respect to the Funds. Organization shall not make, nor
     -----------------------------------------
shall it allow its affiliates or employees to make representations concerning a Fund Company, Fund or Shares, except those contained in (i) the then current prospectus of a Fund, (ii) current sales literature created by or on behalf of the Funds, or (iii) current sales literature created by Organization which has been submitted to, and approved in writing, by the Fund Company or its agents prior to the use or distribution of such sales literature by Organization, its affiliates or agents.

7.   Use of the Organization's Name; Use of Fund Company's Name. The Fund
     ----------------------------------------------------------
Company shall not use the name of the Organization (or any of its affiliates or subsidiaries) in any prospectus, sales literature or other material relating to the Fund Company in a manner not approved by the Organization prior thereto in writing, such approval to not be unreasonably withheld; provided, however, that the approval of the Organization shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder and the terms hereof or which is required by law, including without limitation, by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority.

     The Organization shall not use the name of Fund Company in any manner not approved thereto in writing, such approval to not be unreasonably withheld; provided, however, that the approval of Fund Company shall not be required for the use of Fund Company's name in connection with communications permitted by Section 6 hereof or (subject to Section 6, to the extent the same may be applicable) for any use of the Fund Company's name which merely refers in accurate and factual terms to the Fund Company in connection with the Organization's role hereunder or which is required by law, including without limitation, by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority.

8.   Security. The Organization represents and warrants that to the best of its
     --------
knowledge, the various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause the Organization's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis, and the Fund Company shall from time to time specify the types of records and other data of the Fund Company to be safeguarded in accordance with this Section 8.

9.   Reports. Quarterly, and more frequently to the extent requested by the Fund
     -------
Company from time to time, the Organization agrees that it will provide the administrator of the Fund Company with a written report of the amounts expended by the Organization pursuant to this Agreement and the purposes for which such expenditures were made. Such written reports shall be in a form satisfactory to the Fund Company and shall supply all information necessary for the Fund Company to discharge its responsibilities under applicable laws and regulations.

10.  Recordkeeping.
     -------------

     (a)  Obligations Under Section 31. The Organization shall maintain records
          ----------------------------
in a form reasonably acceptable to the Fund Company and in compliance with applicable laws and the rules and regulations of the Securities and Exchange Commission, including but not limited to the record-keeping requirements of Section 31 of the Investment Company Act of 1940, as amended (the "1940 Act") and the rules thereunder. Such records will be made available at the Fund Company's reasonable request for inspection and use by the Fund Company, representatives of the Fund Company and governmental authorities. The Organization agrees that, for so long as it retains any records in connection with this Agreement, it will meet all reporting requirements pursuant to the 1940 Act and applicable to the Organization with respect to such records.

     (b)  Rules 17a-3 and 17a-4. The Organization shall maintain accurate and
          ---------------------
complete records with respect to services performed by the Organization in connection with the purchase and redemption of Shares. Such records shall be maintained in form reasonably acceptable to the Fund Company and in compliance with the requirements of all applicable laws, rules and regulations, including without limitation, Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, as amended, pursuant to which any dealer of the Shares must maintain certain records. All such records maintained by the Organization shall be the property of such dealer and will be made available for inspection and use by the Fund Company or such dealer upon the request of either. The Organization shall file with the Securities and Exchange Commission and other appropriate governmental authorities, and furnish to the Fund Company and any such dealer copies of, all reports and undertakings as may be reasonably requested by the Fund Company or such dealer in order to comply with the said rules. If so requested by any such dealer, the Organization shall confirm to such dealer its obligations under this Section 10 by a writing reasonably satisfactory to such dealer.

     (c)  Transfer of Customer Data. In the event this Agreement is terminated
          -------------------------
or a successor to the Organization is appointed, the Organization shall transfer to such designee as the

Fund Company may direct a certified list of the shareholders of the Fund Company serviced by the Organization (with name, address and tax identification or Social Security number, if any), a complete record of the account of each such shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the Organization under this Agreement. In the event this Agreement is terminated, the Organization will use its best efforts to cooperate in the orderly transfer of such duties and responsibilities, including assistance in the establishment of books, records and other data by the successor.

     (d)  Survival of Record-Keeping Obligations. The record-keeping obligations
          --------------------------------------
imposed in this Section 10 shall survive the termination of this Agreement for a period of three years.

     (e)  Obligations Pursuant to Agreement Only. Nothing in this Section 10
          --------------------------------------
shall be construed so that the Organization would, by virtue of its role hereunder, be required under applicable law to maintain the records required to be maintained by it under this Section 10, but is understood that the Organization has agreed to do so in order to enable the Fund Company and its dealer or dealers to comply with laws and regulations applicable to them.

11.  Representations, Warranties and Covenants. Organization represents,
     -----------------------------------------
warrants, and covenants severally and jointly on behalf of its affiliates and any agents engaged to perform services hereunder, that:

     (a) it has full power and authority under applicable law and has taken all action necessary, to enter into and perform its obligations and duties under this Agreement, and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity; this Agreement constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms; no consent or authorization of, filing with or other act by or in respect of any governmental authority, is required in connection with the execution, delivery, performances, validity or enforceability of this Agreement;

     (b) it is registered, shall register or is exempt from registration as a transfer agent pursuant to Section 17A of the Securities and Exchange Act of 1934, as amended (the "1934 Act") (it being understood by the parties hereto that failure on the part of Organization to so register, if not exempt from registration, will constitute a material breach of this Agreement; if required under applicable regulations, Organization will amend its TA-1 to disclose its appointment hereunder as a limited purpose agent to the Fund Company;

     (c) all purchases, redemptions and exchange orders and instructions with respect to Shares received by it by [_______] ET on any Business Day and transmitted to the Fund Company for processing pursuant to this Agreement will have been received and time stamped prior to the Close of Trading on such Business Day;

     (d) all purchases, redemptions and exchanges of Shares contemplated by this Agreement shall be effected by Organization in accordance with each Fund's then current prospectus;

     (e) it will comply with all applicable material state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder in connection with performance of its services hereunder; and

     (f) it will promptly notify Fund Company in the event that it is unable, for any reason, to perform any of its duties or obligations under this Agreement or there is a material failure to comply with its representation, warranty or covenant made herein above.

     The Fund Company represents, warrants, and covenants that:

     (a) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform its duties and obligations under this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity;

     (b) it will comply with all applicable material state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder;

     (c) it will promptly notify Organization in the event that it is unable, for any reason, to perform any of its duties or obligations under this Agreement or there is a material failure to comply with its representations, warranties or covenants made herein above; and

     (d) the Funds are registered as investment companies under the 1940 Act and the Shares are registered under the Securities Act of 1933, as amended.

12.  Indemnification. Each party shall indemnify and hold harmless the other,
     ---------------
and the other's affiliates, agents, control persons, officers, directors and employees, from any claim, demand, loss, expense or cause of action ("Claim") resulting from (a) the bad faith or negligence of the indemnifying party or its affiliates, control persons, officers, directors or employees in carrying out their obligations under this Agreement, or (b) breach at any time of its representations, warranties or covenants hereunder by the indemnifying party. Such indemnification shall survive the termination of this Agreement.

     In any case in which an indemnifying party may be asked to indemnify or hold the indemnified party harmless, the indemnifying party shall be advised of all pertinent facts concerning the situation in question and the indemnified party shall use reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present a claim for indemnification against the indemnifying party. The indemnifying party shall have the option to defend the indemnified party against any Claim that may be the subject of indemnification hereunder. In the event that the indemnifying party elects to defend against such Claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party. The indemnified party may retain additional counsel at its expense. Except with the prior written consent of the indemnifying party, the indemnified party shall not confess any Claim or make any compromise in any case in which the indemnifying party will be asked to indemnify the indemnified party.

13.  Fees and Expenses. (a) Fees from Fund Company. Each party shall bear all
     -----------------      ----------------------
expenses incidental to the performance of its duties and obligations under this Agreement. In consideration for the services described in this Agreement, the Organization shall receive fees to be paid in arrears periodically (but in no event less frequently than semi-annually) at annual rates of up to .40% (.25% in the case of the Technology Fund and .15% in the case of the Government Money and Money Funds) of the average daily net assets of the Shares of the Funds set forth on Schedule I hereto for whom the Organization is the holder or agent of record or with whom it maintains a servicing relationship. For purposes of determining the fees payable to the Organization hereunder, the value of the Fund Company's net assets shall be computed in the manner specified in the Fund Company's prospectus(es) for computation of the net asset value of the Fund Company's Shares. The above fees constitute all of the fees to be paid to the Organization by the Fund Company with respect to the services contemplated hereby.

     (b)  Fees from Customers.  It is agreed that the Organization may impose
          -------------------
certain conditions on its customers ("Customers"), in addition to or different from those imposed by the Fund Company, such as requiring a minimum initial investment or charging Customers direct fees for the same or similar services as are provided hereunder by the Organization (which fees may either relate specifically to the Organization's services with respect to the Fund Company or generally cover services not limited to those with respect to the Fund Company). The Organization shall bill Customers directly for such fees. In the event the Organization charges Customers such fees, it shall notify the Fund Company in advance and make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to Customers of any such fees charged to the Customer. To the extent required by applicable rules and regulations of the Securities and Exchange Commission, the Fund Company shall make written disclosure of the fees paid or to be paid to the Organization pursuant to Section 13(a) of this Agreement. It is understood, however, that in no event shall the Organization have recourse or access to the account of any shareholder of the Fund Company except to the extent expressly authorized by law or by such shareholder, or to any assets of the Fund Company, for payment of any direct fees referred to in this Section 13(b).

14.  Termination of Agreement. This Agreement may be terminated at any time by
     ------------------------
any party hereto upon thirty (30) days prior written notice to the other party hereto or upon such shorter notice as is required by law, order or regulatory or self-regulatory authority with jurisdiction over the terminating party or at such time as the parties hereto may agree to in writing. Notwithstanding the foregoing, this Agreement may be terminated immediately upon a material breach by any party hereto not cured within thirty (30) days after notice from the other party hereto.

15.  Notice. Each notice required by this Agreement shall be given in writing
     ------
and delivered personally or mailed by certified mail or courier service, or sent by confirming telegram, cable, telex or facsimile sending device, to the intended recipient thereof at the following address: If to Organization, to:
________________________________________.

If to the Fund Company, to: Rod Williams, United States Trust Company of New York, 114 West 47th Street, 10th Floor, New York, New York 10036-1532, with a copy to Frank Hearn, United States Trust Company of New York, 114 West 47th Street, 10th Floor, New York, New York 10036-1532.

     If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed given when delivered. If notice is sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, it shall be deemed to have been given on the day it is delivered.

16.  Confidentiality. Except as otherwise provided under this Agreement, all
     ---------------
notifications, reports, books, records, data and other information supplied by one party to the other in connection with this Agreement (collectively, "Information") shall remain the property of the party supplying such information and, except as otherwise provided hereunder, shall be kept confidential by the other party; provided, however, that copies of any such information may be retained by a party to the extent required by applicable law, court order, or the reasonable internal polices of a party.

     Organization and the Fund Company acknowledge and understand the competitive value and confidential nature of internal, non-public financial and business information of the other parties hereto. The parties hereto also understand that such information is to be considered as confidential, proprietary and trade secrets of each other party and its affiliates. Organization and the Fund Company agree to use their best efforts (the same being not less than that employed to protect their own confidential and proprietary information) to safeguard such information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Except as otherwise provided hereunder, neither Organization nor the Fund Company shall, without the prior written approval of an officer of another affected party, directly or indirectly, disclose information to any person or business entity except for a limited number of employees of each party on a need-to-know basis. Notwithstanding anything in this Agreement to the contrary, the parties hereto may disclose any such information: (a) as may be legally required by a court or governmental agency or entity; (b) which is or becomes available to the general public through no act of, failure to act by, or fault of, the disclosing party; (c) which is subsequently disclosed to a party hereto on a non-confidential basis by a third party not having a confidential relationship with another party hereto which rightfully acquired such information; or (d) as independently developed by a party hereto.

17.  Complete Agreement. This Agreement contains the full and complete
     ------------------
understanding of the parties with respect to the subject matter hereof and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings among the parties with respect to the subject matter hereof, whether oral or written, express or implied.

18.  Modification and Waiver. This Agreement may be modified or amended, and its
     -----------------------
terms may be waived, only by a writing signed by each of the parties hereto; provided, however, that Schedule I hereto may be amended in writing, without the need for signatures of the parties hereto, by the Fund Company's delivery of an amended Schedule I to Organization at least thirty (30) days in advance of the effective date of any such amended Schedule I, provided that this Agreement shall immediately cease to apply with respect to any Fund at such time as Shares of such Fund are no longer offered to the public (except that this Agreement shall continue to apply with respect to accounts in such Fund created, and to purchases and redemptions of such Fund made prior to cessation of public offering).

     Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision only and shall not constitute a permanent, future waiver of such provision.

19.  Counterparts. This Agreement may be executed in several counterparts, each
     ------------
of which shall be an original but all of which together shall constitute one and the same instrument.

20.  Assignment. This Agreement shall not be assigned by a party hereto without
     ----------
the prior written consent of the other parties hereto.

21.  Headings. The headings of this Agreement are for reference only and shall
     --------
not otherwise affect the interpretation or construction hereof.

22.  Non-Exclusivity. Each of the parties hereto acknowledges and agrees that
     ---------------
this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities. Organization further acknowledges that nothing contained herein shall prohibit the Fund Company or any affiliate of the Fund Company from providing administrative, sub-accounting, trustee, recordkeeping or similar or related services to the Funds.

23.  Governing Law. This Agreement shall be governed by and construed in
     -------------
accordance with the laws of _______________,/1/ without giving effect to such state's principles of conflicts of law.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

[NAME OF ORGANIZATION]              [NAME OF FUND COMPANY]

By: __________________________      By: _______________________________
Name: ________________________      Name: _____________________________
Title: _______________________      Title: ____________________________




_________________________
/1/ [Maryland for purposes of Excelsior Funds, Inc. and Excelsior Tax-exempt Funds, Inc. and Delaware with respect to Excelsior Institutional Trust.]

                                  SCHEDULE I

                      TO SHAREHOLDER SERVICING AGREEMENT
                                (Late Trading)


     Fund
     ----



*Indicates that Fund is a "no-load" or "no sales charge" Fund as defined in
Section 26 of the NASD's Rules of Fair Practice.

                                  SCHEDULE II

                        SHAREHOLDER SERVICING AGREEMENT
                                (Late Trading)


     Pursuant to this Shareholder Servicing Agreement, Organization shall be responsible for performing shareholder account administrative and servicing functions, which shall include:

(1) assisting customers of the Fund Company ("Customer") in designating and changing dividend options, account designations and addresses;

(2) providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as may reasonably be requested from time to time by the Fund Company;

(3)  assisting in processing purchases, exchange and redemption transactions;

(4)  arranging for the wiring of funds;

(5) transmitting and receiving funds in connection with Customer orders to purchase, exchange or redeem Shares;

(6) verifying and guaranteeing Customer signatures in connection with redemption orders, transfers among and changes in Customer-designated accounts;

(7) providing periodic statements showing a Customer's account balances and, to the extent practicable, integration of such information with information concerning other client transactions otherwise effected with or through Organization;

(8) furnishing on behalf of the Fund Company's distributor (either separately or on an integrated basis with other reports sent to a Customer by Organization) periodic statements and confirmations of all purchases, exchanges and redemptions of Shares in a Customer's account required by applicable federal or state law, all such confirmations and statements to conform to Rule 10b-10 under the Securities Exchange Act of 1934 and other applicable federal or state law;

(9) transmitting proxy statements, annual reports, updating prospectuses and other communications from the Fund Company to Customers;

(10) receiving, tabulating and transmitting to the Fund Company proxies executed by Customers with respect to annual and special meetings of shareholders of the Fund Company;

(11) providing reports (at least monthly, but more frequently if so requested by the Fund Company's distributor) containing state-by-state listings of the principal residences of the beneficial owners of the Shares; and

(12) providing or arranging for the provision of such other related services as the Fund Company or a Customer may reasonably request.